We consent to the incorporation by reference in Registration Stetement No. 333-30895 of Phar-Mor, Inc. on Form S-8 of our report dated September 17, 1999, appearing in the Annual Report on form 10-K of Phar-Mor, Inc. for the fiscal year ended July 3, 1999.

Deloitte & Touche LLP
Pittsburgh, Pennsylvania

September 30, 1999